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                                                                    Exhibit 21.1


PlayStar Casino Limited (operational)
PlayStar Limited (operational but no revenues)
Players Limited (operational but no revenues)
PlayStar Processing Limited (operational but no revenues)
PlayStar Stock Holdings Limited (operational but no revenues)